Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors,
Storm Cat Energy Corporation

We hereby consent to the reference to us under the heading “Expert” and “Incorporation by Reference” in the Registration Statement on Form S-1 of Storm Cat Energy Corporation and its subsidiaries of our report dated April 8, 2005 on the accompanying consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year ended December 31, 2004 which appear in Storm Cat’s Annual Report on Form 10K for the year ended December 31, 2006 of Storm Cat and its subsidiaries filed with the United States Securities and Exchange Commission.

“AMISANO HANSON”
Chartered Accountants

/s/ Amisano Hanson

October 24, 2007
Vancouver, Canada